Exhibit 99.1

TapImmune Inc. Signs R&D Collaboration Letter of Intent Agreement With Aeras Global TB Vaccine Foundation

Feb. 1, 2010 (GlobeNewswire) --

BELLEVUE, Wash., Feb. 1, 2010 (GLOBE NEWSWIRE) -- TapImmune Inc. (OTCBB:TPIV) announced that it has signed a Letter of Intent (LOI) with Aeras Global TB Vaccine Foundation to enter into an R&D collaboration effort. The overall goal of this collaboration will be to evaluate the efficacy of TAP in concert with novel vaccine vectors encoding TB immunogens under development at Aeras with the aim of advancing suitable candidates to clinical development. Aeras will conduct all pre-clinical development studies.

Aeras, one of the foremost non-profit Product Development Partnerships, is dedicated to the development of effective TB vaccine regimens that will prevent tuberculosis in all age groups and will be affordable, available and adopted worldwide.

TapImmune has extensive experience and associated intellectual property related to the use of TAP1 and TAP2 expressing vectors for the treatment of cancer and also as molecular adjuvants for enhancing Class I presentation of vaccine immunogens.

Denis Corin, President of TapImmune, stated, “We are proud to team with Aeras in the search for the next generation of vaccines to eliminate the scourge of tuberculosis from the world. We are equally proud that our technology has been recognized as a potential meaningful contributor in that search.”

“Aeras is exploring novel approaches to enhance the effectiveness of new TB vaccines,” said Jerald C. Sadoff, MD, the President and Chief Executive Officer of the Aeras Global TB Vaccine Foundation. “We are looking forward to evaluating TapImmune’s adjuvant technology in our next generation genetic vaccines.”

About Aeras Global TB Vaccine Foundation

The Aeras Global TB Vaccine Foundation (www.aeras.org) is a non-profit organization working as a Product Development Partnership to develop new tuberculosis vaccines and ensure that they are distributed to all who need them around the world. Aeras is funded primarily by private foundations and government aid agencies. Aeras is based in Rockville, Maryland, where it operates a state-of-the-art manufacturing and laboratory facility.

About TapImmune Inc.

Taplmmune Inc. is a biotechnology company specializing in the development of innovative cell based immunotherapeutics and vaccines in the areas of oncology and infectious disease.  The Company's lead product candidate, the AdhTAP vaccine, is designed to restore and augment antigen presentation and subsequent recognition and killing of cancer cells by the immune system. The Company is currently planning the development AdhTAP for the commencement of clinical manufacturing and toxicology studies. The Company is also developing a TAP based prophylactic vaccine which initial tests indicate may increase the efficacy of targeted prophylactic vaccines by up to 1000 times.

As a vaccine, the TAP technology has the potential to significantly improve the efficacy of current prophylactic vaccines and enhance the creation of new ones in the fight against pandemic infectious diseases.

The TapImmune Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3877.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.